EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 20, 2026 with respect to the financial statements of, Capital Strength Leaders Portfolio 2026-3, Dividend Sustainability Strategic Opportunity Portfolio 2026-3 and Global High Dividend Portfolio 2026-3 (included in Invesco Unit Trusts, Series 2493) as of August 20, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-295986) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
August 20, 2026